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                                                                    Exhibit 16.1

                         [Ernst & Young LLP Letterhead]




May 11, 2000



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Gentlemen:

We have read Item 4 of Form 8-K dated May 10, 2000, of Graham-Field Health Products, Inc. and are in agreement with the statements contained in the second sentence of paragraph one, paragraphs two and four, the first, second, third and fifth sentences of the fifth paragraph, the last sentence of the sixth paragraph, and the eighth paragraph thereof. We have no basis to agree or disagree with other statements of the registrant contained therein.

Regarding the registrant's statement concerning the lack of internal control to prepare financial statements, included in the fifth paragraph on page one therein, we had considered such matter in determining the nature, timing and extent of procedures performed in our audit of the registrant's 1998 financial statements.

                                             Very truly yours



                                             /s/ Ernst & Young LLP